Exhibit 3.4.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
November 1, 2007
Biomat USA, Inc., a corporation organized and existing under, and by virtue of the Delaware General Corporation Law (this “Corporation”), DOES HEREBY CERTIFY:
     1. The name of this Corporation is Biomat USA, Inc. The Corporation was originally incorporated under the name American Blood Institute, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 1, 1991; was restated pursuant to a Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on February 6, 1996; was amended by a Certificate of Designation, files with the Secretary of State on July 10, 1996; was further amended by a Certificate of Designation, filed with the Secretary of State of the State of Delaware on December 18, 1997; was further amended by a Certificate of Designation, filed with the Secretary of State of the State of Delaware on March 9, 1999; and further amended by a Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 8, 2002.
     2. Pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation was adopted by this Corporation’s Board of Directors and stockholders.
     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended and restated to read in its entirety as follows:
     FIRST: The name of the corporation is Biomat USA, Inc.
     SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The Corporation shall have two Series of Common Stock: Series A and Series B. The total number of shares of Series A (Common) Stock which the Corporation shall have authority to issue is one hundred (100) shares, par value $0,001 per share (the “Series A Stock”), and the total number of shares of Series B (Common) Stock which the Corporation shall have authority to issue is one hundred (100) shares, par value $0,001 per share (the “Series B Stock”). Series A Stock holders shall not be entitled to vote. All voting powers shall be exclusive to Series B Stock holders. Series B Stock holders shall hold a perpetual option to purchase the Series A Stock of the Corporation.
     FIFTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.

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     SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the corporation to the corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The corporation is authorized to provide by bylaw, agreement, or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.
     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     EIGHTH: In addition to the other powers expressly granted by statute, the Board of Directors of the corporation shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation.
     NINTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by David I. Bell, its Chairman, as of the date first written above.

Biomat USA, Inc., a Delaware corporation
By:
David I. Bell
	Title:	Chairman

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